Exhibit 10.43

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of                            , 2004, by and between TRI-S SECURITY CORPORATION, a Georgia corporation (the “Company”), and                             , a director and/or officer of the Company (the “Indemnitee”).

WHEREAS, Article IX of the By Laws of the Company, as amended (the “By Laws”), provides that the Company shall indemnify and hold harmless, among others, directors and officers of the Company with respect to actions, suits or proceedings involving such persons and their service by or on behalf of the Company to the fullest extent permitted under the Georgia Business Corporation Code; and

WHEREAS, in recognition of the Indemnitee’s need for protection against personal liability in order to enhance the Indemnitee’s continued service to the Company and the Indemnitee’s reliance on the provisions of the By Laws requiring indemnification under certain circumstances, and in part to provide the Indemnitee with specific contractual assurance that indemnification protection will be available and to implement such provision, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of expenses to, the Indemnitee to the fullest extent permitted by law;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Right to Indemnification.  The Company shall to the fullest extent permitted by applicable law as then in effect indemnify and hold harmless the Indemnitee in the event that the Indemnitee was or is a party to, or is involved or becomes involved in any manner (including, without limitation, as a party, intervenor or a witness) or is threatened to be made so involved in, any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that the Indemnitee, or a person of whom the Indemnitee is the legal representative, is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner (limited or general) or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, service with respect to an employee benefit plan) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) incurred by the Indemnitee in connection with such Proceeding.  Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

SECTION 2.  Indemnification Not Exclusive Right.  The right of indemnification provided in this Agreement shall not be exclusive of and shall be in addition to, and not in lieu of, any other rights to which the Indemnitee may otherwise be entitled under applicable law, the By Laws or otherwise, and nothing in this Agreement shall diminish or otherwise restrict the Indemnitee’s right to indemnification under applicable law, the By Laws or otherwise.  The provisions of this Agreement shall inure to the benefit of the heirs, executors, administrators and other legal representatives of the Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of this Agreement, whether arising from acts or omissions occurring before or after its execution and delivery.

SECTION 3.  Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.  In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Agreement:

3.1.  Advancement of Expenses.  All reasonable expenses incurred by or on behalf of the Indemnitee in the defense of, or other involvement in, or otherwise in connection with, any Proceeding shall be advanced to the Indemnitee by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and the documentation required by Section 14-2-853(a) of the Georgia Business Corporation Code.

3.2.  Procedure for Determination of Entitlement to Indemnification.

3.2.1.  To obtain indemnification under this Agreement, the Indemnitee shall submit to the Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”).  The determination of the Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Company of the written request for indemnification, together with the Supporting Documentation.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors of the Company (the “Board of Directors”) in writing that the Indemnitee has requested indemnification.

3.2.2.  The Indemnitee’s entitlement to indemnification under this Agreement shall be determined in one of the following ways:  (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change in Control (as hereinafter defined) shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors, or a majority of Disinterested Directors, even though less than a quorum, so directs; (C) by the shareholders of the Company (but only if a majority of the Disinterested Directors, even though less than a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the shareholders for their determination); or (D) as provided in Section 3.3.

3.2.3.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 3.2.2, a majority of the Disinterested Directors, or in the absence of any Disinterested Directors, a majority of the Board of Directors, shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

3.3.  Presumptions and Effect of Certain Proceedings.  Except as otherwise expressly provided in this Agreement, the Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification, together with the Supporting Documentation in accordance with Section 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the person or persons empowered under Section 3.2 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification and shall be entitled to such indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  The termination of any Proceeding described in Section 1, or of any claim, issue or matter herein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

3.4.                            Remedies of the Indemnitee.

3.4.1.  In the event that a determination is made pursuant to Section 3.2 that the Indemnitee is not entitled to indemnification under this Agreement, the Indemnitee shall be entitled to seek an adjudication of the Indemnitee’s entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Georgia or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; it being understood that any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of any adverse determination made pursuant to Section 3.2, and the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Agreement.

3.4.2.  If a determination shall have been made or deemed to have been made pursuant to Section 3.2 or 3.3, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  In the event that advancement of expenses is not timely made pursuant to Section 3.1 or payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company’s obligation to pay to the Indemnitee such advancement of expenses or indemnification.  Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Georgia or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this subsection 3.4.2 (a “Disqualifying Event”); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

3.4.3.  The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 3.4 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

3.4.4.  In the event that the Indemnitee, pursuant to this Section 3.4, seeks a judicial adjudication of or an award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, all such expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be paid.

3.5.  Definitions.  For the purposes of this Section 3:

3.5.1.  “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (C) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

3.5.2.  “Disinterested Director” means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

3.5.3.  “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Georgia, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

SECTION 4.  Notification and Defense of Claim.

4.1.  Promptly after receipt of notice of the commencement of any action, suit or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but the omission so to notify the Company will not relieve the Company from any liability that the Company may have to the Indemnitee under this Agreement unless the Company is materially prejudiced thereby.  With respect to any such action, suit or proceeding as to which the Indemnitee notifies the Company of the commencement thereof, (A) the Company will be entitled to participate therein at its own expense, and (B) except as otherwise provided below, the Company, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee.  After notice from the Company to the Indemnitee of the Company’s election so to assume the defense thereof, the Company will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such action, suit or proceeding, but the fees and disbursements of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, (iii) such action, suit or proceeding seeks penalties or other relief against the Indemnitee with respect to which the Company could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration), or (iv) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of counsel shall be at the expense of the Company.  The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company, or as to which the Indemnitee shall have reached the conclusion specified in (ii) above, or which involves penalties or other relief against the Indemnitee of the type referred to in (iii) above.

4.2.  The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent.  The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  Neither the Company nor the Indemnitee will unreasonably withhold consent to any proposed settlement.

SECTION 5.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (A) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (B) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.  Company’s Right to Indemnification.  Nothing in this Agreement shall diminish, limit or otherwise restrict or modify in any way the Company’s right, if any, to indemnification or contribution from the Indemnitee or the Indemnitee’s obligation, if any, to indemnify or hold harmless the Company under any agreement, instrument, commitment or understanding now or hereafter in effect.

SECTION 7.  Cancellation.  The Company may cancel the provisions of this Agreement prospectively only upon thirty (30) days’ prior written notice to the Indemnitee in order to afford the Indemnitee an opportunity to resign as officer and/or director rather than continue to serve absent indemnification provided under this Agreement; it being understood that “prospectively only” shall mean that the Agreement shall remain in full force and effect for all acts or omissions that occur through the effective date of cancellation.

SECTION 8.  Amendments and Waiver.  No amendment, modification or discharge or this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  No delay or failure on the part of any party in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of any other right, power or privilege.

SECTION 9.  Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution and delivery of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

SECTION 10.  No Duplication of Payment.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, the By Laws or otherwise) of the amounts otherwise indemnifiable hereunder.

SECTION 11.  Governing Law; Headings.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.  Successors; Binding Agreement.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Indemnitee should die while any amounts would still be payable to the Indemnitee hereunder if the Indemnitee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Indemnitee’s devisee, legatee, or other designee, or if there be no such designee, to the Indemnitee’s estate.

SECTION 13.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Indemnitee:

If to the Company:

TRI-S SECURITY CORPORATION

3700 Mansell Road

Suite 220

Alpharetta, Georgia 30022

Attn:  Chief Executive Officer

Facsimile No.: (      )

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 14.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Indemnitee has executed and delivered this Agreement, and the Company has caused this Agreement to be executed and delivered, all as of the day and year first above written.

TRI-S SECURITY CORPORATION

By:
Name:
Title:

THE INDEMNITEE:

(Print Name)